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                                                                      EXHIBIT 21


                     SUBSIDIARIES OF JEFFERIES GROUP, INC.


NAME OF SUBSIDIARY                        PLACE OF INCORPORATION
------------------                        ----------------------

Jefferies & Company, Inc.                         Delaware

Jefferies International Limited                   England

Jefferies Pacific Limited                         Hong Kong

Jefferies Analytical Trading Group, Inc.          Delaware

JEF Investment Company                            Delaware

Jefferies Advisers, Inc.                          Delaware

Jefferies FOF Manager, Inc.                       Delaware

Jefferies MB Manager, Inc.                        Delaware

Jefferies International Corporation               Panama

Jefferies Realty Investment Corporation           California

Jefferies Pacific, Inc.                           Delaware